Exhibit 99.1

FINANCIAL PROJECTIONS

The Debtor prepared the following financial projections (“Financial Projections”) which reflect estimates of the Debtor’s expected results of operations and cash flows for the five plus year period following the assumed effective date of the Plan. The Financial Projections reflect the Debtor’s judgment as of the date hereof, of expected future operating and business conditions, which are subject to change.

The Financial Projections reflect numerous assumptions, which in turn reflect an assessment of business and economic conditions as well as management’s experience in the Debtor’s business.

The projections were not prepared to comply with the Guidelines for Prospective Financial Statements published by the American Institute of Certified Public Accountants or the rules and regulations of the SEC and by their nature are not financial statements prepared in accordance with accounting principles generally accepted in the United States of America.

The Financial Projections do not reflect the impact of fresh start reporting in accordance with the Financial Accounting Standards Board, Accounting Standards Codification, Section 852 “Reorganizations.” The impact of fresh start reporting, if applicable, would be expected to have a material impact on the Reorganized Debtor’s prospective results of operations, but would not have an impact on the cash flows.

The Financial Projections contain certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are and will be beyond the control of the Debtor, including but not limited to the implementation of the Plan, the access to capital to fund the Plan and the roll-out of the Restorix program. Holders of Claims and Equity Interests are cautioned that the forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward–looking statements, and the Debtor and Reorganized Debtor undertake no obligation to update such statements.

Creditors and other interested parties should see Article VI “Risk Factors” of the Disclosure Statement for a discussion of certain factors that may affect the future financial performance of the Debtor.

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The Financial Projections make certain assumptions regarding, among other things (a) the access to capital to fund the Plan, (b) the number of facilities utilizing the Aurix system and the (c) the number of patients at each facility utilizing Aurix. Moreover, the Financial Projections have been prepared based on the assumption that the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the transactions to occur pursuant to the Plan become effective or are consummated (the “Effective Date”) will occur on or before May 5, 2016. Although the Debtor presently intends to cause the Effective Date to occur as soon as practicable following Confirmation, there can be no assurance as to when the Effective Date actually will occur.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS WHICH, THOUGH CONSIDERED REASONABLE BY THE DEBTOR, MAY NOT BE REALIZED AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, REGULATORY, MARKET AND FINANCAIL UNCERTAINTIES AND CONTINGENCIES MANY OF WHICH ARE BEYOND THE DEBTOR’S CONTROL. THE DEBTOR CAUTIONS THAT NO REPRESENTATIONS CAN BE MADE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE DEBTOR’S ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS MAY PROVE TO BE INACCURATE. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURING SUBSEQUENT TO THE DATE ON WHICH THE FINANCIAL PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS THE OCCURRENCE OF THESE EVENTS MAY AFFECT FINANCIAL RESULTS IN A MATERIALLY ADVERSE OR MATERIALLY BENEFICIAL MANNER.

THE DEBTOR DOES NOT, AS A MATTER OF COURSE, PUBLISH OR DISCLOSE its FINANCIAL PROJECTIONS. ACCORDINGLY THE DEBTOR AND THE REORGANIZED DEBTOR DO NOT INTEND AND UNDERTAKE NO OBLIGATION TO UPDATE OR OTHERWISE REVISE THE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE THIS PORTION OF THE DISCLOSURE STATEMENT IS FILED. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTY OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS.

Specific Assumptions:

1.)	The Financial Projections assume that the Effective Date is May 5, 2016 and that the Debtor continues as a public company.

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2.)	As set forth in its Schedules of Assets and Liabilities, the Debtor estimates its Net Operating Losses (“NOLs”) for U.S. Federal income tax purposes totaled approximately $142 million as of the Petition Date. Though no assurance of success can be provided, the Debtor is working with its advisors to attempt to structure the distributions under the Plan so as to maximize the ability of the Debtor to utilize these NOLs after the Effective Date. No final determination has been made, however, regarding the availability of these NOLs or the applicability of limitations on the Debtor's use of the NOLs for periods after the Effective Date, such as the limitations imposed under Section 382 of the U.S. Internal Revenue Code. As a result, the Financial Projections do not include any income tax benefit or penalty relating to the NOLs. Such a benefit or penalty could be significant.

3.)	It is assumed that the Debtor will have cash on hand as of the Effective Date of approximately $5.25 million and an additional $3 million of irrevocable backstop equity commitments.

4.)	The Debtor’s primary source of revenue is expected to be from its FDA – approved product, Aurix. There are multiple initiatives for generating revenues through the sale of Aurix. The most important to the long term value proposition for Aurix is the recently executed two-year collaboration agreement with Restorix Health Inc. (“Restorix’), a wound management company. The arrangement contemplates the Debtor’s access to patients in up to 30 Restorix hospital outpatient wound care clinics for purposes of enrolling patients in the Coverage with Evidence Development (“CED”) study protocols which is a condition of clinics receiving Medicare reimbursement for the usage of Aurix. Medicare reimbursement is necessary in order for the Debtor to market and sell Aurix at its current commercial price. The Debtor is projecting a gradual build over the initial eight to nine month period (commencing May 2016) to utilization of Aurix at up to 30 Restorix sites primarily in the eastern United States. Together with Restorix and over the next 12-15 months, the Debtor expects to collect wound healing data on over 2,000 patients for use in the CED study protocols mandated by the Centers for Medicare & Medicaid Services (“CMS”). Debtor product revenue is projected at a now higher commercial product price given the significant increase in the reimbursement rate ($1,400+) approved by CMS effective January 1, 2016. Post confirmation 2016 and 2017 revenues derived solely from sales of Aurix within Restorix clinical sites are projected at approximately $1.6 million and $5.7 million, respectively.

5.)	The Debtor’s other significant sales initiative for Aurix is directed primarily at Veteran Affairs (“VA”) facilities and other federal government accounts and assumes a direct sales force of five (5) existing account representatives. The approval process at VA hospitals can be complicated and lengthy and the Debtor assumes that the positive clinical experiences to date and the knowledge gained about the approval process will lead to increased penetration and VA facility adoption over the balance of 2016 and into 2017. 2017 total revenues from federal accounts are projected at approximately $5.3 million. Sales representatives are paid on a commission basis based on either units sold or revenues generated.

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6.)	Adequate enrollment is expected into the CED protocols during 2Q 2017 thereby allowing a published study on the outcomes data to be submitted to CMS for approval of permanent reimbursement. A favorable National Coverage Determination reimbursement decision is reasonably expected in the first half of 2018. Consequently, in 2018, overall product revenues are projected to increase as adoption and penetration in federal accounts is projected to continue to grow. Aurix revenues through the Restorix clinical sites is maintained at approximately $6 million a year.

7.)	In 2019 - 2021, Aurix revenues are projected to increase at annual rates of 50%, 40%, and 35% reflecting full commercial reimbursement. Revenues approaching $42 million in the final year presented (2021) represent the treatment of about 10 thousand patients assuming 6 Aurix treatments per patient and constant $700 commercial sales price per treatment.

8.)	In addition to Aurix, the Debtor receives a modest royalty stream ($200 thousand annually) for a reagent product related to its ALDH patent portfolio exclusively licensed to STEMCELL Technologies. Nominal costs associated with this royalty stream are approximately $16 thousand per year. In addition, via the Debtor’s wholly owned subsidiary, Aldagen, Inc., the subsidiary’s “bright cell” technology is currently being investigated through a fully-funded NIH Phase 2 clinical trial in intermittent claudication, a condition of peripheral arterial disease. At the time of the preparation of the Financial Projections the clinical outcome of this study is unknown and the top-line data from the study will not be available until approximately September 2016. The Debtor incurs no meaningful costs in support of the Aldagen assets at this point and has assumed no change in the monthly royalty stream for the reagent product over the projection period. Opportunities to monetize the Aldagen asset could materialize if the clinical trial data from the Phase 2 study is compelling.

9.)	Overall Gross Profit Margin is projected over time to approximate the gross profit margin of Aurix and remain relatively constant at 78%-80% over the projection period.

10.)	Fully loaded payroll costs (including sales commissions and a re-establishment of a bonus opportunity accrual in 2017) represent 48-49% of total operating expenses in 2016-2017. In 2018, the assumed hiring of a permanent commercial CEO and permanent CFO in combination with the decline in CED costs expensed as R&D results in payroll costs at approximately 58% of revenues.

11.)	Sales and Marketing expenses (approximately 63-65% of which are payroll costs) represent 25-27% of product revenues during the projection period and are estimated to increase somewhat less than Aurix revenues thereby providing leverage to operating profitability.

12.)	General and Administrative (“G&A”) expenses are, exclusive of senior management additions in 2018, projected to increase at 5-10% per year over the projection period while representing a declining percentage of product revenues during the period.

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13.)	CED costs expensed as research and development (“R&D”) expenses are projected to be remain elevated through 2018 (peaking at approximately $4 million in 2017) before declining in 2019 and then settling at approximately 3% of product revenues in the last two years of the projection period.

14.)	As a result of the lack of determination of the post-Effective Date tax position and because the Financial Projections do not reflect fresh start reporting, the projected Profit and Loss Statement culminates with earnings before interest, taxes, depreciation and amortization (“EBITDA”) and include no non-cash expenses.

15.)	Prior to the Effective Date, the Debtor generated economic returns via royalties associated with an exclusive license and distribution agreement with Arthrex, Inc. for an additional product. The Angel product line royalty stream is being assigned to the Lenders on the Effective Date. However, royalty payments earned prior to the Effective Date are projected to be collected in the second quarter of 2016. These payments are projected to be approximately $.6 million.

16.)	Other than the royalty payments noted above, the key components of working capital (accounts receivable, inventory and accounts payable) are projected consistent with historical experience.

17.)	The Debtor’s fixed asset needs are not material and are projected to be approximately $120 thousand per annum through 2018 and then increasing to $200, $300, and $500 thousand in years 2019 – 2021, respectively.

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Nuo Therapeutics, Inc

Financial Projections

(Dollars in Thousands)

Profit and Loss Statement

	1Q16	May/June 2016	3rd Qtr '16	4th Qtr '16	8 Mos. 2016	1st Qtr '17	2nd Qtr '17	3rd Qtr '17	4th Qtr '17	Full Year '17	Full Year '18	Full Year '19	Full Year '20	Full Year '21
Revenue
Aurix Sales	283	412	1,234	2,081	3,727	2,801	3,200	3,263	3,452	12,718	14,694	22,042	30,858	41,659
Aldagen Royalties	50	33	50	50	134	50	50	50	50	200	200	200	200	200
Total Revenue	333	446	1,284	2,132	3,861	2,852	3,251	3,314	3,503	12,918	14,895	22,242	31,059	41,859

Cost of goods sold	118	77	233	393	703	539	618	630	666	2,454	2,995	4,484	6,271	8,461

Gross profit	215	368	1,051	1,738	3,157	2,312	2,633	2,683	2,836	10,464	11,900	17,758	24,787	33,398
Gross margin	65%	83%	82%	82%	82%	81%	81%	81%	81%	81%	80%	80%	80%	80%

Sales & Marketing		384	603	653	1,640	774	794	790	824	3,182	3,610	5,951	8,023	9,998
R&D (clinical; CED)		319	648	746	1,713	888	1,038	992	1,001	3,919	2,760	1,500	1,000	1,250
G&A	1,762	570	957	867	2,394	922	898	1,009	919	3,749	4,599	6,005	7,765	9,209
Total operating expenses		1,273	2,208	2,265	5,747	2,584	2,730	2,791	2,744	10,850	10,969	13,457	16,788	20,457

EBITDA	(1,547)	(905)	(1,157)	(527)	(2,589)	(272)	(98)	(108)	92	(386)	931	4,301	7,999	12,941
EBITDA Margin		(203)%	(90)%	(25)%	(67)%	(10)%	(3)%	(3)%	3%	(3)%	6%	19%	26%	31%

Restorix Contribution to EBITDA
(Gross Margin - Direct Incremental Costs per Collaboration Agreement)		(6)	125	378	498	488	599	612	604	2,303	3,329	N/A	N/A	N/A

Cumulative CED Study Population		205	561	1,151		1,945	2,839	3,763	4,687

Aurix Treated Patients (tied to revenues)		98	294	496		667	762	777	822	3,028	3,499	5,248	7,347	9,919

Aurix Revenue Growth										241%	16%	50%	40%	35%
Sales & Marketing (% of product revenues)					44%	28%	25%	24%	24%	25%	25%	27%	26%	24%
R&D (clinical; CED) (% of product revenues)					46%	32%	32%	30%	29%	31%	19%	7%	3%	3%
G&A (% of product revenues)					64%	33%	28%	31%	27%	29%	31%	27%	25%	22%

Simplified Cash Flow Statement

EBITDA	(905)	(1,157)	(527)	(2,589)	(272)	(98)	(108)	92	(386)	931	4,301	7,999	12,941
Working Capital Changes	710	12	(246)	475	(156)	(55)	40	(13)	(184)	(1,361)	(1,072)	(1,344)	(1,751)
Purchases of Property, Plant & Equipment	0	30	30	60	30	30	30	30	120	120	200	300	500
Cash from Operations	(195)	(1,176)	(803)	(2,174)	(458)	(182)	(99)	49	(689)	(550)	3,029	6,355	10,690

Beginning Cash	5,250	5,055	3,879	5,250	3,076	2,619	2,436	2,338	3,076	2,387	1,836	4,865	11,220
Cash From Operations	(195)	(1,176)	(803)	(2,174)	(458)	(182)	(99)	49	(689)	(550)	3,029	6,355	10,690
Equity Commitment Draw	-	-	-	-	-	-	-	-	-	-	-	-	-
Ending Cash	5,055	3,879	3,076	3,076	2,619	2,436	2,338	2,387	2,387	1,836	4,865	11,220	21,911

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